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                                                                    Exhibit 99.2

                           RALEIGH TECHNOLOGY CORP.

                        INCENTIVE STOCK OPTION AGREEMENT

         THIS INCENTIVE STOCK OPTION AGREEMENT (this "Agreement") is made as of the ___ day of ________________ (the "Grant Date"), by and between RALEIGH TECHNOLOGY CORP., a Delaware corporation (the "Corporation"), and
__________________________________ (the "Participant").

         WHEREAS, the committee appointed under the Raleigh Technology Corp. Equity Compensation Plan (the "Committee") granted Participant an option to purchase shares of the Corporation's Common Stock, $.01 par value per share (the "Common Stock"), pursuant to the Raleigh Technology Corp. Equity Compensation Plan (the "Plan") (capitalized terms used herein shall have the meanings set out in the Plan unless otherwise specified in this Agreement); and

         WHEREAS, this Agreement evidences the grant of such option.

         NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1.       Grant of Option.  The Committee granted Participant an option
                  ---------------
to purchase from the Corporation, during the period specified in Section 2 of this Agreement, a total of _____________________________________________
(_________) shares of Common Stock, at the purchase price of $___________ per share (the "Purchase Price"), in accordance with the terms and conditions stated in this Agreement. The shares of Common Stock subject to the option granted hereby are referred to below as the "Shares," and the option to purchase such Shares is referred to below as the "Option."

         2.       Vesting and Exercise of Option.  The Option shall vest and
                  ------------------------------
become exercisable in increments in accordance with the four-year schedule set forth below measured from _____________________ (the "Commencement Date"), provided that the Option shall vest and become exercisable with respect to an increment as specified only if Participant is employed with the Corporation on the specified date for such increment:

          (a) On the first annual anniversary of the Commencement Date the Option shall vest and become fully exercisable with respect to twenty five percent (25%) of the Shares;

          (b) on the second annual anniversary of the Commencement Date, the Option shall vest and become exercisable with respect to an additional twenty five percent (25%) of the Shares;
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          (c) on the third annual anniversary of the Commencement Date, the
              Option shall vest and become exercisable with respect to an additional twenty five percent (25%) of the Shares; and

          (d) on the fourth annual anniversary of the Commencement Date, the Option shall vest and become exercisable with respect to an additional twenty five percent (25%) of the Shares.

The schedule set forth above is cumulative, so that Shares as to which the Option has become vested and exercisable on and after a date indicated by the schedule may be purchased pursuant to exercise of the Option at any subsequent date prior to termination of the Option. The Option may be exercised at any time and from time to time to purchase up to the number of Shares as to which it is then vested and exercisable.

Notwithstanding the foregoing, the Option shall vest and become exercisable, to the extent not already vested and exercisable, upon a Corporate Reorganization, provided that Participant is employed by the Corporation on the date of such Corporate Reorganization. In the event of a Corporate Reorganization, the Corporation shall send Participant prior written notice of the effectiveness of such event and the last day on which Participant may exercise the Option. Participant may, upon compliance with all of the terms of this Agreement and the Plan, purchase any or all of the Shares with respect to which the Option is vested and exercisable on or prior to the last day specified in such notice, and, to the extent the Option is not exercised, it shall terminate at 5:00 P.M., eastern standard time, on the last day specified in such notice.

         3.       Termination of Option.  The Option shall remain exercisable as
                  ---------------------
specified in Section 2 above until the earliest to occur of the dates specified below, upon which date the Option shall terminate:

                  (a) the date all of the Shares are purchased pursuant to the terms of this Agreement;

                  (b) upon the expiration of ninety (90) days following the Termination of Employment of Participant;

                  (c) at 5:00 P.M., eastern standard time, on the last date specified in the notice described in Section 2 above in the event of a Corporate Reorganization; or

                  (d) the ten year anniversary of the Grant Date at 5:00 P.M., eastern standard time.

Upon its termination, the Option shall have no further force or effect and Participant shall have no further rights under the Option or to any Shares which have not been purchased pursuant to prior exercise of the Option.

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         4.       Manner of Exercise of Option.
                  ----------------------------

                  (a) The Option may be exercised only by (i) Participant's completion, execution and delivery to the Corporation of a notice of exercise and, if required by the Corporation, an "investment letter" as supplied by the Corporation confirming Participant's representations and warranties in Section 24 of this Agreement, including the representation that Participant is acquiring the Shares for investment only and not with a view to the resale or other distribution thereof, and (ii) the payment to the Corporation, pursuant to the terms of this Agreement, of an amount equal to the Purchase Price multiplied by the number of Shares being purchased as specified in Participant's notice of exercise. Participant's notice of exercise shall be given in the manner specified in Section 18 but any exercise of the Option shall be effective only when the items required by the preceding sentence are actually received by the Corporation. The notice of exercise and the "investment letter" may be in the form set forth in Exhibit A attached to this Agreement. Payment of the aggregate
                  ---------
Purchase Price for Shares Participant has elected to purchase shall be made by cash or good check. Notwithstanding anything to the contrary in this Agreement, the Option may be exercised only if compliance with all applicable federal and state securities laws can be effected.

                  (b) Upon any exercise of the Option by Participant or as soon thereafter as is practicable, the Corporation shall issue and deliver to Participant a certificate or certificates evidencing such number of Shares as Participant has then elected to purchase. Such certificate or certificates shall be registered in the name of Participant and shall bear the legend specified in
Section 23 of this Agreement and any legend required by any federal or state securities laws and by the North Carolina Business Corporation Act.

         5.       Definitions; Authority of Committee.
                  -----------------------------------

                  (a) A "Corporate Reorganization" means the happening of any one (1) of the following events: (i) the dissolution or liquidation of the Corporation; (ii) a reorganization, merger or consolidation involving the Corporation, unless (A) the transaction involves only the Corporation and one or more of the Corporation's parent corporation and wholly-owned (excluding interests held by employees, officers and directors) subsidiaries; or (B) the shareholders who had the power to elect a majority of the board of directors of the Corporation immediately prior to the transaction have the power to elect a majority of the board of directors of the surviving entity immediately following the transaction; (iii) the sale of all or substantially all of the assets of the Corporation to another corporation, person or business entity; or (iv) an acquisition of Corporation stock, unless the shareholders who had the power to elect a majority of the board of directors of the Corporation immediately prior to the acquisition have the power to elect a majority of the board of directors of the Corporation immediately following the transaction.

                  (b) "Termination of Employment" shall mean termination of any employment relationship of Participant with the Corporation for any reason whatsoever, including, without limitation, death, disability, retirement, voluntary termination, involuntary termination, dismissal with or without Cause or resignation.

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                  (c) "Cause" shall be limited to the following events: (i) drug abuse by Participant; (ii) alcohol abuse by Participant if it interferes with the efficient conduct of business by Participant; (iii) theft, embezzlement or other similar act by Participant of any tangible or intangible asset of the Corporation or any customer, supplier or investor of the Corporation; (iv) commission of any other criminal act by Participant (whether or not Participant is prosecuted and convicted) if such act causes or is likely to cause damage to the business of the Corporation; (v) a material breach by Participant of any written agreement between the Corporation and Participant, or any written policy of the Corporation known by and applicable to all its employees, but a mere mistake in business judgment shall not constitute "Cause" unless it is a part of a continuing pattern of bad judgment that has caused actual damage to the Corporation or its business, and (vi) willful failure by Participant to follow the instructions of the Board of Directors of the Corporation (the "Board") or an officer or other supervisory employee of the Corporation duly authorized by the Board, the Bylaws of the Corporation or an officer of the Corporation to give instructions to Participant, to the extent such instructions are reasonably related to the business of the Corporation, are given in good faith to promote the interest of the Corporation, would not require Participant to commit any illegal act and are not given to provide the Corporation with cause for terminating Participant.

                  (d) All determinations made by the Committee with respect to the interpretation, construction and application of any provision of this Agreement shall be final, conclusive and binding on the parties.

         6.       Default Treatment.
                  -----------------

                  (a) The Option shall be construed so that it is in compliance with the requirements of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). If for any reason the Option does not meet the requirements of section 422 of the Code, then the Option or any portion of the Option, as necessary, shall be deemed a nonqualified stock option granted under the Plan.

                  (b) If the aggregate Fair Market Value, determined on the date of grant, of the stock to which this Option and any other incentive stock options are exercisable for the first time by Participant during any calendar year under the Plan or any other stock option plan of the Corporation exceeds $100,000, the Option shall be deemed a nonqualified stock option granted under the Plan to the extent of such excess.

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         7.       Restrictions on Transfer of Shares.
                  ----------------------------------

                  (a) Except as otherwise provided in subsection (b) below and in Sections 8, 9 and 15 of this Agreement, neither the Option nor any Shares shall or may be sold, exchanged, delivered, assigned, bequeathed or gifted, pledged, mortgaged, hypothecated or otherwise encumbered, transferred or permitted to be transferred, or otherwise disposed of, whether voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution or succession) or on an absolute or contingent basis. For purposes of Sections 8, 9, 10, 15 and 19 hereof, any reference to Participant shall (when applicable) be deemed to be and include references to Participant's estate, executors or administrators, personal or legal representatives and transferees (direct or indirect).

                  (b) In the event of Participant's death, the Option and/or any Shares then held of record by Participant may be transferred to any executor, administrator, personal or legal representative, legatee, heir or distributee of the estate of Participant; provided, that, as a condition precedent to such transfer of any of the Option and/or any Shares, each and every prospective transferee shall (i) provide or cause to be provided to the Corporation, at its request, sufficient evidence of the legal right and authority of such prospective transferee to have the Option and/or any such Shares so transferred and (ii) comply with the provisions of Section 11 of this Agreement.

         8.       Option of the Corporation to Purchase Shares Upon Termination
                  -------------------------------------------------------------
                  of Employment.
                  --------------

                  (a) In the event of the Termination of Employment of Participant, if Shares have been previously issued by the Corporation pursuant to exercise of the Option, the Corporation shall have the option (but shall not be obligated) to repurchase at the price specified in subsection (c) below any or all of the Shares owned by Participant and Participant's estate, executors or administrators, personal or legal representatives, and transferees (direct or indirect).

                  (b) The option specified in Section 8(a) hereof, to the extent applicable, may be exercised by the Corporation after the Termination of Employment of Participant by giving written notice of such exercise to Participant, specifying the time and date on which settlement on the purchase of such Shares by the Corporation is to be made and the number of Shares to be so purchased by the Corporation. The date specified shall not be later than sixty
(60) days after the date such notice is given. Settlement shall be held on the purchase of Shares under this Section 8 at the principal executive offices of the Corporation or at such other place as the Corporation shall notify Participant. At settlement, Participant shall deliver to the Corporation the materials required pursuant to Section 10 hereof and, simultaneously therewith, the Corporation shall deliver to Participant a good check in the amount of the purchase price of the Shares being purchased by the Corporation pursuant to this
Section 8.

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                  (c)      The per share purchase price of the Shares to be
purchased and sold pursuant to this Section 8 shall be as follows:

                           (i)      If the Termination of Employment giving rise
to the purchase by the Corporation under this Section 8 was other than for Cause, as determined by the Committee in its discretion, then the per share purchase price under this Section 8 shall be the fair market value of the Shares on the date of such Termination of Employment, as determined by the Committee in its discretion.

                           (ii)     If the Termination of Employment giving rise
to the purchase by the Corporation under this Section 8 was for Cause, as determined by the Committee in its discretion, then the per share purchase price under this Section 8 shall be equal to the Purchase Price.

                  (d) The option specified in this Section 8, to the extent applicable, shall terminate when the Corporation has consummated a public offering of its Common Stock pursuant to the Securities Act of 1933, as amended.

         9.       Right of First Refusal.
                  ----------------------

                  (a) In the event that Participant shall receive a Bona Fide Offer (as defined in Section 9(b) hereof) to purchase some or all of the Shares then owned by Participant (assuming Participant has purchased some or all of the Shares), and in the further event that Participant desires to accept such Bona Fide Offer, Participant shall give written notice to the Corporation containing the information required by Section 9(c) and offering to sell such Shares to the Corporation upon the same terms and conditions as are contained in the Bona Fide Offer or upon such other terms to which Participant consents. The Corporation shall then have such rights and privileges, for the prescribed time periods, as are set forth in Section 9(d) hereof.

                  (b) The term "Bona Fide Offer" as used in this Agreement means an offer in writing, signed by an offeror or offerors (who must be a person or persons financially capable of carrying out the terms of such Bona Fide Offer) not affiliated in any manner with, or related to, Participant, in a form legally enforceable, upon its acceptance, against such nonaffiliated and unrelated offeror or offerors.

                  (c) The notice from Participant to the Corporation with respect to a Bona Fide Offer under Section 9(a) shall contain a true and complete copy of the Bona Fide Offer, setting forth the price and all of the terms and conditions, with the name(s), address(es) and business(es) or other occupation(s) of the nonaffiliated and unrelated offeror or offerors. Any notice which does not contain all such information shall not be considered effective under Section 9(a).

                  (d) For a period of sixty (60) days from its receipt of Participant's notice under Section 9(a) the Corporation shall have the right, at its sole option, to purchase the

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Shares so offered. Such right of the Corporation may be exercised by the
Corporation by giving written notice of such exercise to Participant within such sixty (60) day period. Such notice from the Corporation shall specify the time and date on which settlement in connection with the exercise of such right is to be made. The date specified shall not be later than ninety (90) days from the date such notice is given by the Corporation. Settlement shall be held on the purchase of Shares under this Section 9 at the principal executive offices of the Corporation or at such other place as the Corporation shall notify Participant. At settlement, Participant shall deliver to the Corporation the materials required pursuant to Section 9 hereof and, simultaneously therewith, the Corporation shall deliver to Participant the purchase price for such Shares in the amount, manner and form provided for in the Bona Fide Offer.

                  (e)      If the Corporation shall not elect, within such sixty
(60) day period, to purchase all of the Shares covered by the Bona Fide Offer, Participant shall have the right to accept the Bona Fide Offer in whole (but not in part) and to sell such Shares, subject to the provisions and restrictions of this Agreement, but only in strict accordance with all of the provisions of the Bona Fide Offer and only if the sale is fully consummated within ninety (90) days after the date Participant gives the notice required by Section 9(a). In the event that such sale is not fully consummated within such ninety (90) day period, the provisions of this Section 9 must again be complied with by Participant before Participant may sell Shares pursuant to this Section 9.

                  (f) The right of first refusal specified in this Section 9 shall terminate when the Corporation has consummated a public offering of its Common Stock pursuant to the Securities Act of 1933, as amended.

                  (g) The right of first refusal specified in this Section 9 shall be freely assignable by the Corporation.

         10.      Delivery of Stock and Documents. Upon the closing of any
                  -------------------------------
purchase by the Corporation of any Shares pursuant to Section 8 or 9 of this Agreement, Participant shall deliver to the Corporation the certificate or certificates representing the Shares being sold, free and clear of all options, contracts, commitments, liens, pledges, security interests and other encumbrances, duly endorsed for transfer, and such assignments and other documents and instruments evidencing the title of Participant and of Participant's compliance with this Agreement as may be reasonably required by the Corporation or by counsel for the Corporation. Upon the closing of such purchase, Participant shall be deemed to have represented and warranted to the Corporation (and, if requested by the Corporation, shall then represent and warrant in writing) that Participant owns the Shares being purchased, free and clear of all options, contracts, commitments, liens, pledges, security interests and other encumbrances. Participant agrees to indemnify the Corporation against any and all losses, damages, liabilities, claims, actions, proceedings, judgments, costs and expenses (including reasonable attorneys' fees) arising out of any breach of such representation and warranty.

         11.      Binding Upon Transferees. In the event that, at any time or
                  ------------------------
from time to time, any Shares are transferred to any party (other than the Corporation) pursuant to the provisions

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of Section 9 hereof or otherwise, the transferee shall take such Shares pursuant to all of the provisions, conditions and obligations of the Plan and this Agreement (including, without limitation, the obligations to sell and transfer, and to offer to sell and transfer, such Shares pursuant to the provisions of
Section 8, 9 and 15 hereof), and, as a condition precedent to the transfer of such Shares, the transferee shall agree in writing, for and on behalf of such transferee and such transferee's successors and assigns, to be bound by all provisions of the Plan and this Agreement. For purposes of this Section 11, the obligation of any such transferee pursuant to Section 8 to sell such Shares shall arise upon the Corporation's exercise of its option pursuant to Section 8 at any time after Participant's termination of employment, not such transferee's termination of employment (if any).

         12.      Termination of Restrictions.  The restrictions on
                  ---------------------------

transferability of the Shares under Section 4 of this Agreement and the application of the provisions of Sections 8, 9 and 15 of this Agreement shall terminate upon the adoption of resolutions by the Committee expressly terminating such restrictions and provisions; provided, however, that no termination under this Section 12 shall be deemed to affect any restrictions imposed by any applicable federal or state securities law, rule, regulation or order with respect to the ownership, sale or disposition by Participant of any of the Shares.

         13.      Changes in Capital Structure of the Corporation.  Subject to
                  -----------------------------------------------

any required action by the shareholders of the Corporation and the provisions of the North Carolina Business Corporation Act, the number of shares of Common Stock subject to this Agreement as well as the Purchase Price of any Shares not yet purchased by Participant shall be proportionately adjusted for (a) a division, combination or reclassification of the shares of Common Stock of the Corporation or (b) a dividend payable in shares of Common Stock of the Corporation.

         14.      Rights Prior to Exercise.  Participant will have no rights as
                  ------------------------
a shareholder with respect to the Shares except to the extent that Participant has exercised the Option and has been issued and received delivery of a certificate or certificates evidencing the Shares so purchased.

         15.      Sale or Other Disposition by Majority Interest. Participant
                  ----------------------------------------------
hereby irrevocably appoints the Corporation and its President, or either of them, as Participant's agents and attorneys-in-fact, with full power of substitution for and in Participant's name, to sell, exchange, transfer or otherwise dispose of all or a portion of Participant's Shares and to do any and all things and to execute any and all documents and instruments (including, without limitation, any stock transfer powers) in connection therewith, such powers of attorney not to become operable until such time as the holder or holders of a majority of the issued and outstanding shares of Common Stock of the Corporation sell, exchange, transfer or otherwise dispose of, or contract to sell, exchange, transfer or otherwise dispose of, all or a majority of the issued and outstanding shares of Common Stock of the Corporation. Any sale, exchange, transfer or other disposition of all or a portion of Participant's Shares pursuant to the foregoing powers of attorney shall be made upon substantially the same terms and conditions (including sale price per share) applicable to a sale, exchange, transfer or other disposition of shares of Common Stock of the Corporation owned by the holder or holders of a majority of the issued and

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outstanding shares of Common Stock of the Corporation. For purposes of determining the sale price per share of the Shares under this Section 15, there shall be excluded the consideration (if any) paid or payable to the holder or holders of a majority of the issued and outstanding shares of Common Stock of the Corporation in connection with any employment, consulting, noncompetition or similar agreements which such holder or holders may enter into in connection with or subsequent to such sale, transfer, exchange or other disposition. The foregoing power of attorney shall not impose or be deemed to impose any fiduciary duty or any other duty (except as set forth in this Section 15) or obligation on either the Corporation or its President, shall be irrevocable and coupled with an interest and shall not terminate by operation of law, whether by the death, bankruptcy or adjudication of incompetency or insanity of Participant or the occurrence of any other event.

         16.      Engagement of Participant.  Nothing in this Agreement shall be
                  -------------------------
construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Corporation shall continue to employ Participant, nor shall this Agreement affect in any way the right of the Corporation to terminate the employment of Participant at any time and for any reason. By Participant's execution of this Agreement, Participant acknowledges and agrees that Participant's employment is "at will." No change of Participant's duties as an employee of the Corporation shall result in, or be deemed to be, a modification of any of the terms of this Agreement.

         17.      Burden and Benefit; Corporation.  This Agreement shall be
                  -------------------------------
binding upon, and shall inure to the benefit of, the Corporation and Participant, and their respective heirs, personal and legal representatives, successors and assigns. As used in this Section 17, the term the "Corporation" shall also include any corporation which is the parent or a subsidiary of the Corporation or any corporation or entity which is an affiliate of the Corporation by virtue of common (although not identical) ownership, and for which Participant is providing services in any form during Participant's employment with the Corporation or any such other corporation or entity. Participant hereby consents to the enforcement of any and all of the provisions of this Agreement by or for the benefit of the Corporation and any such other corporation or entity.

         18.      Notices.  Any and all notices under this Agreement shall be in
                  -------
writing, and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of the Corporation, to its principal executive offices to the attention of the President, and, in the case of Participant, to Participant's address as shown on the Corporation's records.

         19.      Specific Performance.  Strict compliance by Participant shall
                  --------------------
be required with each and every provision of this Agreement and particularly with the procedures set forth in Sections 8 and 9 hereof. The parties hereto agree that the Shares are unique, that Participant's failure to perform the obligations provided by this Agreement will result in irreparable damage to the Corporation and that specific performance of Participant's obligations may be obtained by suit in equity.

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         20.      Governing Law.  This Agreement shall be construed and enforced
                  -------------
in accordance with the laws of the State of North Carolina, without reference to its conflicts of laws rules or the principles of the choice of law.

         21.      Modifications.  No change or modification of this Agreement
                  -------------
shall be valid unless the same is in writing and signed by the parties hereto.

         22.      Terms and Conditions of Plan.  The terms and conditions
                  ----------------------------
included in the Plan, the receipt of a copy of which Participant hereby acknowledges by execution of this Agreement, are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, such term or provision of the Plan shall control.

         23.      Stock Legend.  All certificates for Shares issued by the
                  ------------
Corporation to Participant or Participant's successors and assigns or to any other person becoming a signatory to this Agreement shall be endorsed with legends in substantially the following form, and any transfer agent of the Corporation may be instructed to require compliance with all legends on such certificates:

                  The securities represented hereby are subject to the terms of an Option Agreement between the Corporation and the holder of such securities. Pursuant to the terms of such Option Agreement, the Corporation has the right to purchase such securities under certain circumstances. A copy of the Option Agreement can be obtained from the Secretary of the Corporation, without charge, upon the written request of the holder of record of this certificate.

                  The securities represented hereby have not been registered under any federal or state securities laws and have been issued under exemptions from registration that depend, in part, on the intent of the holder not to sell or transfer these securities in any manner not permitted by such laws. These securities therefore may not be sold or transferred except upon registration under all applicable federal and state securities laws or upon delivery to the Corporation of either (a) a no-action letter from the federal and state agencies having jurisdiction thereof, or (b) an opinion of counsel satisfactory to the Corporation that neither the sale nor the proposed transfer constitutes a violation of the registration provisions of any federal or state securities laws.

         24.      Covenants and Representations of Participant.
                  --------------------------------------------

                  Participant represents, warrants, covenants and agrees with the Corporation as follows:

                  (a) The Option is being received for Participant's own account without the participation of any other person, with the intent of holding the Option and the Shares issuable pursuant thereto for investment and without the intent of participating, directly or indirectly, in a distribution of the Shares and not with a view to, or for resale in connection with, any distribution of the Shares or any portion thereof.

                  (b) Participant is not acquiring the Option or any Shares based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Shares, but rather upon an independent examination and judgment as to the prospects of the Corporation.

                  (c) Participant has had the opportunity to ask questions of and receive answers from the Corporation and its executive officers and to obtain all information necessary for Participant to make an informed decision with respect to the investment in the Corporation represented by the Option and any Shares issued upon its exercise.

                  (d) Participant is able to bear the economic risk of any investment in the Shares, including the risk of a complete loss of the investment, and Participant acknowledges that Participant must continue to bear the economic risk of any investment in Shares received upon exercise of the Option for an indefinite period.

                  (e) Participant understands and agrees that the Shares subject to the Option may be issued and sold to Participant without registration under any state or federal laws relating to the registration of securities and in that event will be issued and sold in reliance on exemptions from registration under appropriate state and federal laws.

                  (f) Shares issued to Participant upon exercise of the Option will not be offered for sale, sold or transferred by Participant other than pursuant to: (i) an effective registration under applicable state securities laws or in a transaction which is otherwise in compliance with those laws; (ii) an effective registration under the Securities Act of 1933, or a transaction otherwise in compliance with such Act; and (iii) evidence satisfactory to the Corporation of compliance with all applicable state and federal securities laws. The Corporation shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the foregoing laws.

                  (g) The Corporation will be under no obligation to register the Shares issuable pursuant to the Option or to comply with any exemption available for sale of the Shares by Participant without registration, and the Corporation is under no obligation to act in any manner so as to make Rule 144 promulgated under the Securities Act of 1933 available with respect to any sale of the Shares by Participant.

                  (h) Participant has not relied upon the Corporation with respect to any tax consequences related to the grant or exercise of this Option, or the disposition of Shares purchased pursuant to its exercise. Participant acknowledges that, as a result of the grant and/or exercise of the Option, Participant may incur a substantial tax liability. Participant assumes full responsibility for all such consequences and the filing of all tax returns and elections Participant may be required or find desirable to file in connection therewith. In the event any valuation of the Option or Shares purchased pursuant to its exercise must be made under federal or state tax laws and such valuation affects any return or election of the Corporation, Participant agrees that the Corporation may determine such value and that Participant will observe any determination so made by the Corporation in all returns and elections filed by Participant. In the event the Corporation is required by applicable law to collect any withholding, payroll or similar taxes by reason of the grant or any exercise of the Option, Participant agrees that the Corporation may withhold such taxes from any monetary amounts otherwise payable by the Corporation to Participant and that, if such amounts are insufficient to cover the taxes required to be collected by the Corporation, Participant will pay to the Corporation such additional amounts as are required.

                  (i) The agreements, representations, warranties and covenants made by Participant herein with respect to the Option shall also extend to and apply to all of the Shares issued to Participant from time to time pursuant to exercise of the Option. Acceptance by Participant of any certificate representing Shares shall constitute a confirmation by Participant that all such agreements, representations, warranties and covenants made herein shall be true and correct at that time.



                            [SIGNATURE PAGE FOLLOWS]

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

         IN WITNESS WHEREOF, the Corporation and Participant have executed this Agreement and affixed their seals hereto as of the day and year first above written.

ATTEST:                                   RALEIGH TECHNOLOGY CORP.


______________________________            By:    ______________________________
_________________________, Secretary      Print Name:  ________________________
                                          Title:  _____________________________
[CORPORATE SEAL]




WITNESS:                                  PARTICIPANT


______________________________            _______________________________(SEAL)
                                          Name:

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